Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Annual Report on Form 1-K of our audit report dated November 20, 2024 with respect to the balance sheets of Innovega, Inc. as of December 31, 2023 and 2022, and the related statements of operations, shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2023. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

December 2, 2024